Exhibit 19.2
Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”.

MGM SECURITIES TRADING POLICY

POLICY SUPPLEMENT FOR BLACKOUT INSIDERS

Effective as of January 1, 2014 (as revised August 21, 2019,

as further revised November 2, 2023)

TABLE OF CONTENTS

1.	PURPOSE	2
2.	DEFINITIONS	2
3.	COMPLIANCE CONTACTS	2
4.	BLACKOUT PERIODS	2
5.	APPLICATION OF POLICY TO EXERCISE OF OPTIONS	4
6.	RULE 10B5-1 TRADING PLANS	4
7.	ADDITIONAL RESTRICTIONS APPLICABLE TO TRANSACTIONS INVOLVING CONVERTIBLE OR EXCHANGEABLE SECURITIES	5
8.	CERTIFICATION	5

Policy Supplement for Blackout Insiders
1.Purpose

Under the MGM Securities Trading Policy (the “Policy”), all “Blackout Insiders” are subject to limitations on transferability of Company Securities (for example, shares of MGM traded on the New York Stock Exchange and shares of MGM China traded on The Stock Exchange of Hong Kong) and must comply with the “Open Trading Window” and “Blackout Period” trading restrictions discussed in this Policy Supplement. Blackout Insiders may also only adopt (and, if permitted, modify or early terminate) a pre-arranged securities trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Trading Plan”) during an Open Trading Window (as defined in Section 4(a) below), and only with the approval of the Office of the General Counsel as described herein. This Policy Supplement sets forth trading restrictions and Rule 10b5-1 Trading Plan pre-clearance procedures to be followed.

Please note that these procedures are part of the Policy and Policy Supplement (as defined below) and are not to be interpreted as personal legal or financial advice.

2.Definitions

Any capitalized term used in this Policy Supplement (the “Policy Supplement”) without definition has the meaning given to it in the Policy, which has been separately circulated to you. Please note in particular references to a Blackout Insider includes that person’s respective Related Persons.

3.Compliance Contacts

All questions regarding the provisions of this Policy Supplement and the accompanying Policy should be directed to either: (a) John McManus, Chief Legal and Administrative Officer, at [***], or (b) Jessica Cunningham, Senior Vice President, Legal Counsel and Assistant Secretary at [***].

Ultimately, however, the responsibility for adhering to the Policy and/or the Policy Supplement, as applicable, and avoiding unlawful transactions, whether by you or any of your Related Persons, rests with you. You should use your best judgment and consult your personal legal and financial advisors as needed. Please see Section 2.2 of the Policy for a discussion of the potential consequences of violations of the United States federal insider trading laws, the Policy or this Policy Supplement.

4.Blackout Periods

(a)When are the Open Trading Window Periods?

Subject to the provisions of Section 6 herein, unless otherwise indicated by the Company’s Board of Directors (the “Board”), Chief Executive Officer, and/or the Office of the General Counsel, trading windows for Blackout Insiders will open at the opening of trading on the New York Stock Exchange on the first trading day after two full trading days have elapsed following the time we publicly release annual or quarterly financial results (the “Window Opening Date”), and end at the close of trading on the New York Stock Exchange on the fifteenth day (or the preceding business day if the fifteenth day falls on a holiday or weekend) of the last month of the then-current fiscal quarter. For example, if we were to publicly release our quarterly results before the opening of trading on the New York Stock Exchange on a Tuesday, and there were no federal holidays in between, the Window Opening Date of the next Open Trading Window Period (as defined below) would be Thursday.

As a result, subject to the provisions of Section 6 herein, Blackout Insiders will have four Open Trading Window Periods each year in which to engage in transactions in Company Securities. These Open Trading Window Periods will be the only time periods in which Blackout Insiders may trade in Company Securities; however, there are two very important exceptions:

•even during an Open Trading Window Period, you are prohibited from trading, both directly and indirectly through any other person or entity, including but not limited to any Related Person, friend or acquaintance, if you are aware of MNPI; and

•the Board, the Chief Executive Officer and/or the Office of the General Counsel may determine not to open, or may terminate, an Open Trading Window Period at any time by notice to Company personnel if the particular facts and circumstances warrant such action.

A period during which Blackout Insiders are permitted to trade is referred to herein as an “Open Trading Window Period.” A period during which Blackout Insiders are prohibited from trading is referred to herein as a “Blackout Period.”

(b)What are the Other Restrictions on Transactions Applicable to Blackout Insiders?

Gifts of Company Securities to Related Persons may be made at any time. The Related Person may, however, only transfer or otherwise dispose of the Company Securities received as a gift during an Open Trading Window Period when the Related Person is not aware of any MNPI. Gifts to recipients who are not Related Persons may only be made during an Open Trading Window Period and when the donor is not aware of any MNPI.

(c)May I request a hardship exception?

No. Transactions that you may consider necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure, to satisfy margin requirements or “margin calls” in a securities account or to satisfy obligations subject to a pledge of Company Securities as collateral) are NOT excepted from this Policy Supplement. The federal securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve both your and the Company’s reputation for adhering to the highest standards of business conduct.

5.Application of Policy to Exercise of Options

Blackout Insiders may exercise options awarded to them under a stock incentive plan at any time permitted under the applicable incentive plan if they pay the exercise price in cash to the extent exercisable for cash. During a Blackout Period, subject to Section 6(a) below, Blackout Insiders may not, however, sell Company Securities to raise the funds necessary to pay the exercise price of stock options. In addition, during a Blackout Period, subject to Section 6(a) below, Blackout Insiders may not exercise stock appreciation rights (“SARs”).

6.Rule 10b5-1 Trading Plans

(a)Exception from Blackout Periods for Transactions Under Rule 10b5-1 Trading Plans

Transactions in Company Securities that are effected under a valid Rule 10b5-1 Trading Plan are not subject to the prohibitions on trading when individuals are in possession of MNPI or to Blackout Periods.

To be considered a valid Rule 10b5-1 Trading Plan, such Rule 10b5-1 Trading Plan must comply with all of the conditions of Rule 10b5-1 and entry, amendment, or termination or such a plan must be approved as described under Section 6(b) below. Moreover, the Rule 10b5-1 Trading Plan must be established (or amended) (i) only at a time when the individual who wishes to use the Rule 10b5-1 Trading Plan is not aware of MNPI regarding the MGM Companies and (ii) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the individual must act in good faith for the duration of the Rule 10b5-1 Trading Plan. The Rule 10b5-1 Trading Plan must be in writing, and must specify the amount, pricing and timing of transactions in advance, and contain the certifications required by Rule 10b5-1 Trading Plan. Once a Rule 10b5-1 Trading Plan is adopted, the person who adopted the plan must not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of any given trade. Any amendment to a Rule 10b5-1 Trading Plan that modifies the amount, price or timing of the purchase or sale of securities will constitute a termination of the Rule 10b5-1 Trading Plan and the adoption of a new Rule 10b5-1 Trading Plan, which must comply with all requirements of Rule 10b5-1 Trading Plan. Any modification or early termination of a Rule 10b5-1 Trading Plan before the termination date specified in such Rule 10b5-1 Trading Plan at the time of adoption could call into question whether that person had acted with the requisite good faith and/or had improperly exercised influence over the Rule 10b5-1 Trading Plan’s subsequent administration.

(b)Restriction on Creation, Modification or Early Termination of Rule 10b5-1 Trading Plans

Blackout Insiders may only create (and if permitted, modify or early terminate) a Rule 10b5-1 Trading Plan during an Open Trading Window Period, and only with prior approval as described in the next paragraph.

To obtain approval, please contact the Office of the General Counsel as early as possible in the process. The Office of the General Counsel will promptly provide an approval or disapproval of the Rule 10b5-1 Trading Plan.

7.Additional Restrictions Applicable to Transactions Involving Convertible or Exchangeable Securities

The conversion of any convertible or exchangeable Company Securities by Blackout Insiders during a Blackout Period is prohibited, unless:

(a)the conversion or exchange and sale of Company Securities received upon conversion or exchange occurs pursuant to a properly pre-cleared Rule 10b5-1 Trading Plan; or

(b)the Blackout Insider pre-clears the transaction with a Compliance Contact listed in Section 3, and represents to the Office of the General Counsel in writing that all Company Securities acquired upon such conversion or exchange will be held until at least the commencement of the next Open Trading Window Period.

8.Certification

All Blackout Insiders have an obligation to read this Policy Supplement carefully and understand its provisions. Further, all persons covered by this Policy Supplement must certify compliance with its terms upon request of the Company.